Exhibit 10.26

FOUNDER EMPLOYMENT AGREEMENT

THIS FOUNDER EMPLOYMENT AGREEMENT (this "Agreement") is entered into this 10th day of October, 2017, to take effect October 1st, 2017 (the "Effective Date"), by and between InVESTVIEW INC. a Nevada corporation (the "Employer"), and Chad Miller (the "Founder").

FOR AND IN CONSIDERATION of the mutual covenants herein contained, the parties agree as follows:

ARTICLE I

ASSOCIATION AND RELATIONSHIP

1.1         Nature of Employment. The Employer hereby employs the Founder, and the Founder hereby accepts employment from the Employer, upon the terms and conditions set forth herein.

1.2         Full Time Services. The Founder shall devote his time, attention, and services to the business and affairs of the Employer.

1.3         Duties. During the term of this Agreement, the Founder shall be employed by the Employer and shall serve as Chief Visionary Officer. The Founder shall serve in such offices or positions with the Employer or any subsidiary of the Employer and such substitute or further offices or positions of substantially consistent rank and authority. The Founder shall perform such duties appropriate for a founding officer of Employer as may be assigned to him from time to time by the Employer and as described in the Employer's bylaws. The Employer shall direct, control, and supervise the duties and work of the Founder.

ARTICLE II

COMPENSATION AND BENEFITS

2.1         Compensation. For all services rendered by the Founder pursuant to this Agreement, the Employer shall compensate the Founder as follows:

(a)          Salary. The Founder shall be paid, in accordance with the normal payroll practice of the Employer, annual compensation in the amount of $225,000.00 for all hours worked, exempt from overtime pay.

(b)          Salary Escalation. The board of directors or the designated compensation committee shall conduct an annual review to determine whether an increase in salary is appropriate based on Employer's results of operations, increased activities or responsibilities of the Founder, or such other factors as the board of directors or the designated compensation committee thereof may deem appropriate.

(c)          Incentive Compensation. The Employer shall provide the Founder with additional incentive compensation in the form of cash bonuses, stock options, or other awards not less often than once each calendar year during the term of this Agreement. The amount of such bonuses shall be determined in the sole discretion of the board of directors of the Employer or the designated compensation committee thereof taking into consideration the growth and profitability of the Employer, the relative contribution by the Founder to the business of the Employer, the economy in general, and such other factors as the board of directors or designated compensation committee deems relevant.

(d)          Other Benefits. The Employer shall additionally provide to the Founder incentive, retirement, pension, profit sharing, stock option, health, medical, or other employee benefit plans that are consistent with and similar to such plans provided by the Employer to its employees generally. All costs of such plans shall be an expense of the Employer and shall be paid by the Employer.

2.2         Continuation of Compensation During Disability. If the Founder is unable to perform his services by reason of disability due to illness or incapacity for a period of more than six consecutive months, the compensation thereafter payable to him during the next succeeding consecutive three-months shall be one-half of the compensation provided for in Sections 2.1(a) and (b) hereof, and during the following consecutive three-months shall be one-fourth of the salary provided for in Sections 2.1(a) and (b); provided, however, that no such compensation shall be payable after the termination of this Agreement. During such initial six consecutive months of disability, the Founder shall be entitled to receive incentive compensation at the same annual rate as incentive compensation, if any, earned with respect to the Employer's fiscal year last preceding the date such illness or incapacity commenced. Notwithstanding the foregoing, if such illness or incapacity does not cease to exist within the 12 consecutive months provided herein, the Founder shall not be entitled to receive any further compensation from the Employer, and the Employer may thereupon terminate this Agreement. For purposes of this Agreement, the Founder is "disabled" when he is unable to continue his normal duties of employment by reason of a medically determined physical or mental impairment. In determining whether or not the Founder is disabled, the Employer may rely upon the opinion of any doctor or practitioner of any recognized field of medicine or psychiatric practice selected jointly by the Employer and Founder and such other evidence as the Employer deems reasonably necessary. Founder’s Compensation is unaffected and will be paid in full during any length or term of disability.

2.3         Vacations and Meetings. The Founder shall be entitled each year to a paid vacation of at least 4 (four) weeks and to attendance at appropriate meetings and conventions related to Employer's business of such duration and at such time as may be in accordance with the Employer's policy. Vacations shall be taken by the Founder at a time and with starting and ending dates mutually convenient to the Employer and the Founder. Vacations or portions of vacations not used in one employment year shall carry over to succeeding employment years.

2.4         Sick Leave. The Founder shall be entitled each year to paid leave of 5 (five) days to accommodate those times when Founder is ill and unable to perform his or her duties. Such leave not used in one employment year shall carry over to succeeding employment years. Accumulated sick leave will not be paid upon termination of employment for any reason.

ARTICLE III

COVENANT TO NOT DISCLOSE CONFIDENTIAL INFORMATION

3.1         Definition of Confidential Information. For purposes of this Agreement, the term "Confidential Information" shall mean information in written, graphic, or electronic form under the care or custody of Founder as a direct or indirect consequence of or through his employment with the Employer and the special proprietary information regarding the business, methods, and operation of the Employer that is designated by the Employer as "Limited," "Private," or "Confidential" or similarly designated or for which there is any reasonable basis to believe is, or which appears to be, treated by the Employer as private, restricted, or secret, but does not include information generally available to the public or to businesses in the financial education, research, and services industry.

3.2         Protection of Confidential Information and Goodwill. The Founder acknowledges that in the course of carrying out, performing, and fulfilling his responsibilities to the Employer, the Founder will be given access to and be entrusted with Confidential Information relating to the Employer's business. The Founder recognizes that (i) the goodwill of the Employer depends upon, among other things, keeping the Confidential Information confidential and that unauthorized disclosure of the Confidential Information would irreparably damage the Employer; and (ii) disclosure of any Confidential Information to competitors of the Employer or to the general public would be highly detrimental to the Employer. The Founder further acknowledges that in the course of performing his obligations to the Employer he will be a representative of the Employer to many other persons and, in some instances, the Employer's primary contact with such other persons, and as such will be responsible for maintaining or enhancing the business and/or goodwill of the Employer with those other persons.

3.3         Covenants Regarding Confidential Information. In further consideration of the employment of the Founder by the Employer and in consideration of the compensation to be paid to the Founder during his employment, the Founder hereby agrees as follows:

(a)          Nondisclosure of Confidential Information. The Founder will not, during his employment with the Employer or at any time after termination of his employment, irrespective of the time, manner, or cause of termination, use, disclose, copy, or assist any other person or firm in the use, disclosure, or copying, of any Confidential Information.

(b)          Return of Confidential Information. All files, records, documents, drawings, equipment, and similar items, whether in written or electronic form, relating to the business of the Employer, whether prepared by the Founder or otherwise coming into his possession, shall remain the exclusive property of the Employer and shall not be removed from the premises of the Employer, except where necessary in carrying out the business of the Employer, without the prior written consent of the Employer. Upon termination of the Founder's employment, the Founder agrees to deliver to the Employer all Confidential Information and all copies thereof along with any and all other property belonging to the Employer whatsoever.

ARTICLE IV

ENFORCEMENT OF COVENANTS

4.1         Relief. The Founder agrees that a breach or threatened breach by him of any covenant contained in this Agreement will cause such damage to the Employer as will be irreparable, and for that reason, the Founder further agrees that the Employer shall be entitled as a matter of right to an injunction from any court of competent jurisdiction restraining any further violation of such covenants by the Founder, his employers, employees, partners, or agents. The right to injunction shall be cumulative and in addition to whatever other equitable or legal remedies the Employer may have, including, specifically, recovery of damages.

4.2         Survival of Covenants. Subject to Article V below, in the event the Founder's employment relationship with the Employer is terminated, with cause, the covenants contained in Article III above and the remedies provided under this Article IV shall survive for a period of one year after such termination.

ARTICLE V

TERM AND TERMINATION

5.1         Term. Except as provided herein, the term of this Agreement shall be for a period of five (5) years commencing on the Effective Date and shall automatically renew for five (5) year periods for three consecutive terms unless terminated prior to the 90th day following the expiration of the applicable term. Notwithstanding the foregoing, this Agreement may otherwise be terminated pursuant to the terms hereof.

5.2         Termination. The Founder's employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

(a)          Termination for Cause. The Employer shall have the right to terminate this Agreement for cause ("Cause") by showing that (i) the Founder has materially breached the terms hereof; (ii) the Founder, in the determination of the shareholders, has been grossly negligent in the performance of his duties; (iii) the Founder has engaged in material willful or gross misconduct in the performance of his duties hereunder; or (iv) there has been entered a final non-appealable conviction of or a plea of guilty or nolo contendere by the Founder to a felony or misdemeanor involving fraud, embezzlement, theft, or dishonesty or other criminal conduct against the Employer. Notwithstanding the foregoing, this Agreement shall not be deemed to have been terminated for Cause, without (x) reasonable notice to the Founder setting forth the reasons for the Employer's intention to terminate for Cause; (y) an opportunity for the Founder, together with his counsel, to be heard before the full board of directors of the Employer; and (z) delivery to the Founder of written notice of termination setting forth the finding that in the good faith opinion of the board of directors the Founder was guilty of an act or acts constituting Cause under this provision and specifying the particulars thereof in detail.

(b)          Termination upon Death or Disability of the Founder. This Agreement shall terminate immediately upon the Founder's death or upon the disability of the Founder after termination of pay as set forth in Section 2.2.

(c)          Termination Upon Change of Control. Notwithstanding any provision of this Agreement to the contrary, the Founder may terminate this Agreement, but not the covenants set forth in Article III, at any time within sixty (60) days after the happening of any of the following events:

(i)          the sale by the Employer of substantially all of its assets to a single purchaser or to a group of associated purchasers;

(ii)         the sale, exchange, or other disposition to a single person or group of persons under common control in one transaction or series of related transactions resulting in such person or persons owning, directly or indirectly, greater than twenty-five percent (25%) of the combined voting power of the outstanding shares of the Employer's common stock;

(iii)        more than fifty percent (50%) of the members of the board of directors of the Employer shall be persons who are neither nominated for election by the board or an authorized committee of the board nor appointed by the board;

(iv)        the decision by the Employer to terminate its business and liquidate its assets; or

(v)         the merger or consolidation of the Employer in a transaction in which the shareholders of the Employer immediately prior to such merger or consolidation receive less than fifty percent (50%) of the outstanding voting shares of the new or continuing corporation.

In the event that the Employer is not the surviving entity, then the provisions of this Agreement shall inure to the benefit of and be binding upon the surviving or resulting entity. If as a result of the merger, consolidation, transfer of assets, or other event listed above, the duties of the Founder are increased, then the compensation of the Founder provided for in Section 2.1 of this Agreement shall be reasonably increased to compensate for the additional duties and responsibilities assigned to him.

(d)          Termination by Founder for Cause. The Founder shall have the right to terminate this Agreement in the event of (i) the Employer's intentional breach of any covenant or term of this Agreement, but only if the Employer fails to cure such breach within twenty (20) days following the receipt of notice from Founder setting forth the conditions giving rise to such breach; (ii) an assignment to the Founder of any duties inconsistent with, or a significant change in the nature or scope of, the Founder's authorities or duties from those authorities and duties held by the Founder as of the date hereof and as increased from time to time in accordance with the terms of Section 1.3; or (iii) the failure by the Employer to obtain the assumption of the commitment to perform this Agreement by any successor corporation.

5.3         Modified or Termination Payments.

(a)          Termination Other than for Cause. In the event that the Founder’s employment is terminated or modified without the express written consent of the Founder by the Employer during the term hereof for reasons other than Cause as defined in Section 5.2(a) or the Founder terminates this Agreement in accordance with Section 5.2(c) or Section 5.2(d), the Employer shall:

(i)          pay to the Founder all amounts accrued through the date of termination, any unreimbursed expenses incurred pursuant to Section 2.6 of this Agreement, any accrued but unused vacation days calculated at the Founder’s salary rate in effect on the termination date, and any other benefits specifically provided to the Founder under any benefit plan;

(ii)         pay to the Founder an amount equal to three times the sum of (x) Founder’s salary under the provisions of Sections 2.1(a) and (b) at the rate in effect on the termination date plus (y) three times the amount of any bonus the Founder received under Section 2.1 for the year immediately preceding the termination;

(iii)        waive and automatically terminate all forfeiture restrictions governing stock or options held by the Founder, which thereupon shall be fully vested and held free from forfeiture by the Founder; and

(iv)        maintain in full force and effect, for the continued benefit of the Founder for the number of years (including partial years) remaining in the term of employment hereunder, coverage under the Employer's group health insurance plan; provided that the Founder's continued participation is possible under the general terms and provisions of such plan. In the event that the participation of the Founder and his family in the Employer's group health plan is barred, the Employer shall reimburse the Founder the same percentage of the cost that would have been covered by the Employer under its then existing plan for the Founder's cost of obtaining coverage with benefits substantially similar to those to which the Founder would otherwise have been entitled to receive.

Notwithstanding the foregoing, in the event that the aggregate amount of payments made to the Founder under this Agreement on account of any termination occurring as a result of a change in control of the Employer would exceed the amount permitted as a deduction to the Employer under the provisions of Section 280G of the Internal Revenue Code of 1986, as amended, and any Treasury Regulations thereunder, and the imposition of an excise tax payable by Founder as provided under Section 4999 of the Internal Revenue Code of 1986, as amended, and any Treasury Regulations thereunder, such payments shall be reduced by the amount required to avoid such loss of deduction and imposition of excise tax. No payments shall be made to Founder prior to determining whether such reduction is required, which determination shall be made and all amounts due paid by Employer within a reasonable time, not to exceed ten (10) days, after termination.

(b)          Termination upon Death of the Founder. If the Founder dies during the term of this Agreement, the Employer shall pay to the estate of the Founder the following:

(i)          within ten (10) days after the date on which the Founder dies, all amounts accrued through the date of termination, any unreimbursed expenses incurred pursuant to Section 2.6 of this Agreement, an amount for any accrued but unused vacation days, calculated at the Founder salary in effect on the termination date, and any other benefits specifically provided to the Founder under any benefit plan; and

(ii)         in six equal monthly installments commencing on the first day of the month immediately following the month in which the Founder dies, an amount equal to one year's salary provided for in Section 2.1(a) and (b) of this Agreement.

(c)          Termination by the Employer for Cause. If the Employer terminates this Agreement for Cause, the Employer shall deliver to the Founder, within thirty (30) days following the effective date of such termination, all amounts accrued through the date of termination, one year of salary at the then-current rate (which may be paid in a lump sum or over the couse of one calendar year, at the Employer’s election, any unreimbursed expenses incurred pursuant to Section 2.6 of this Agreement and any other benefits specifically provided to the Founder under any benefit plan.

(d)          Termination by the Founder Without Cause. If the Founder terminates this Agreement for any reason other than in accordance with the provisions of Section 5.2(d) of this Agreement, the Employer shall deliver to the Founder, within thirty (30) days following the effective date of such termination, all amounts accrued through the date of termination, any unreimbursed expenses incurred pursuant to Section 2.6 of this Agreement and any other benefits specifically provided to the Founder under any benefit plan.

ARTICLE VI

MISCELLANEOUS

6.1         Exit Interview. To insure a clear understanding of this Agreement, including the protection of the Employer's business interests, the Founder agrees, at no additional expense to the Founder, to engage in an exit interview with the Employer at a time and place designated by the Employer.

6.2         Severability. If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the validity and enforceability of any other provisions hereof. Further, should any provisions within this Agreement ever be reformed or rewritten by a judicial body, those provisions as rewritten shall be binding upon the Employer and the Founder.

6.3         Right of Setoff. The Employer and Founder shall each be entitled, at its option and not in lieu of any other remedies to which it may be entitled, to set off any amounts due from the other or any affiliate of the other against any amount due and payable by such person or any affiliate of such person pursuant to this Agreement or otherwise.

6.4         Representations and Warranties of the Founder. The Founder represents and warrants to the Employer that (a) the Founder understands and voluntarily agrees to the provisions of this Agreement; (b) the Founder is not aware of any existing medical condition which might cause him to be or become unable to fulfill his duties under this Agreement; (c) the Founder has had the opportunity to consult legal counsel of his own selection about this Agreement; and (d) the Founder is free to enter into this Agreement and has no commitment, arrangement or understanding to or with any third party that restrains or is in conflict with this Agreement or that would operate to prevent the Founder from performing the services to the Employer that the Founder has agreed to provide hereunder.

6.5         Succession. This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, and shall also bind and inure to the benefit of any successor of the Employer by merger or consolidation or any assignee of all or substantially all of its property.

6.6         Assignment. Except to any successor or assignee of the Employer as provided in Section 6.5, neither this Agreement nor any rights or benefits hereunder may be assigned by either party hereto without the prior written consent of the other party. Neither the Founder, the Founder's spouse, the Founder's designated contingent beneficiary, nor their estates shall have any right to anticipate, encumber, or dispose of any payment due under this Agreement. Such payments and other rights are expressly declared nonassignable and nontransferable, except as specifically provided herein.

6.7         Reimbursement of Expenses. In the event that it shall be necessary or desirable for the Founder to retain legal counsel and/or incur other costs and expenses in connection with the interpretation or enforcement of any and all of the Founder's rights under this Agreement, the Founder shall be entitled to payment by the Employer of reasonable attorneys' fees, costs, and expenses incurred by the Founder in connection with the interpretation or enforcement of said rights. Payment shall be made to the Founder by the Employer at the time such attorneys' fees, costs, and expenses are incurred by the Founder. If, however, the Founder does not prevail in such enforcement action, the Founder shall repay any such payments to the Employer and shall reimburse the Employer for reasonable attorneys' fees, costs and expenses incurred by the Employer in connection with such action. Further, the Founder shall reimburse the Employer for any attorneys' fees and all other costs and expenses incurred by the Employer in any action brought by the Employer relating to the enforcement of this Agreement in which the Employer is the prevailing party. Fees payable hereunder shall be in addition to any other damages, fees, or amounts provided for herein.

6.8         Indemnification. The Employer shall indemnify the Founder and hold the Founder harmless from liability for acts or decisions made by the Founder while performing services for the Employer to the greatest extent permitted by applicable law. The Employer shall use its best efforts to obtain coverage for the Founder under any insurance policy now in force or hereafter obtained during the term of this Agreement insuring officers and directors of the Employer against such liability. The Founder agrees to indemnify and to hold the Employer harmless from any and all damages, losses, claims, liabilities, costs, or expenses arising from the Founder's acts or omissions in violation of his duties under this Agreement which constitute fraud, gross negligence, or willful and knowing violations of the terms of this Agreement.

6.9         Notices. Any notices or other communications required or permitted under this Agreement shall be sufficiently given if personally delivered, if sent by facsimile or telecopy transmission or other electronic communication (confirmed by sending a copy thereof by United States mail), if sent by United States mail, registered or certified, postage prepaid, or if sent by prepaid overnight courier addressed as set forth on the signature page hereto or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered or sent by facsimile or telecopy transmission or other electronic communication, one day after the date so sent by overnight courier, or three days after the date of deposit in the United States mail.

6.10       Entire Agreement. This Agreement contains the entire Agreement between the parties hereto with respect to the subject matter contained herein. No change, addition, or amendment shall be made except by written agreement signed by the parties hereto.

6.11       Waiver of Breach. The failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or the failure to exercise any right or remedy consequent upon a breach hereof shall not constitute a waiver of any such breach or of any covenant, agreement, term, or condition and the waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

6.12       Multiple Counterparts. This Agreement may be executed in a number of identical counterparts, each of which for all purposes is to be deemed an original, and all of which constitute, collectively, one agreement. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

6.13       Descriptive Headings. In the event of a conflict between titles to articles and paragraphs and the text, the text shall control.

6.14       Governing Law. The laws of the state of Utah shall govern the validity, construction, enforcement, and interpretation of this Agreement.

Signed and delivered to be effective as of the Effective Date set forth above.

EMPLOYER:

Address:	Investview, Inc.
12 South 400 West
Salt Lake City, UT 84101
By:
	Name:	Ryan Smith
	Title:	CEO

Address:	FOUNDER:
287 N Homestead Lane
Fruit Heights, UT 84037
By:
	Name:	Chad Miller
	Title:	Founder

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